Certain personally identifiable information, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

EXHIBIT 3.1

HESKA CORPORATION
CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS

OF

SERIES X CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW
HESKA CORPORATION, a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Sections 141(c) and 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board”) on January 11, 2020:
RESOLVED, pursuant to authority expressly set forth in the Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the issuance of a series of Preferred Stock designated as the Series X Convertible Preferred Stock, par value $0.01 per share, of the Corporation is hereby authorized and the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series) are hereby fixed, and this Certificate of Designation of Preferences, Rights and Limitations of Series X Convertible Preferred Stock is hereby approved as follows:
SERIES X CONVERTIBLE PREFERRED STOCK
Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:
“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act of 1933. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.
“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.
“Commencement Date” means May 1, 2020.
“Commission” means the Securities and Exchange Commission.
“Common Stock” means the Corporation’s Public Common Stock, par value $0.01 per share, and stock of any other class of securities into which such securities may hereafter be reclassified into.
 “Conversion Price” for the Series X Preferred Stock shall be equal to $80.85.

Certain personally identifiable information, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series X Preferred Stock in accordance with the terms hereof.
“Dividend Payment Date” shall mean the date that is 60 days after the end of each Dividend Period, unless the Board designates an earlier date that is no earlier than the first day after the end of such Dividend Period, commencing with the Dividend Period in which the Commencement Date occurs, and no later than the earliest date of payment in respect of any Parity Securities or Junior Securities with respect to any such Dividend Period.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Holder” means any holder of Series X Preferred Stock.
“Liquidation Preference” means, with respect to any share of Series X Preferred Stock, as of any date, an amount equal to the sum of (x) the Stated Value and (y) accrued but unpaid dividends, if any, on such share of Series X Preferred Stock.
“National Securities Exchange” shall mean an exchange registered with the Commission under Section 6(a) of the Exchange Act.
“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
“Stated Value” shall mean $1,000 per share.
“Trading Day” means a day on which the Common Stock is traded for any period on a National Securities Exchange or if the Common Stock is not traded on a National Securities Exchange, on a day that the Common Stock is traded on another securities market on which the Common Stock is then being traded.
Section 2. Designation, Amount and Par Value; Assignment; Maturity.
(a)     The series of Preferred Stock designated by this Certificate of Designation shall be designated as the Corporation’s Series X Convertible Preferred Stock (the “Series X Preferred Stock”) and the number of shares so designated shall be 122,000. Series X Preferred Stock shall have a par value of $0.01 per share.
(b)     The Corporation shall register shares of the Series X Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series X Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation may deem and treat the registered Holders of shares of Series X Preferred Stock as the absolute owners thereof for the purpose of any conversion thereof and for all other purposes. Shares of Series X Preferred Stock may be issued solely in book-entry form or, if requested by any Holder, such Holder’s shares may be issued in certificated form. The Corporation shall register the transfer of any shares of Series X Preferred Stock in the Series X Preferred Stock Register, upon surrender of the certificates (if applicable) evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series X Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within ten (10) Business Days. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

Certain personally identifiable information, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

(c) The Series X Preferred Stock has no stated maturity. Shares of Series X Preferred Stock will remain outstanding indefinitely until converted in accordance with the terms of this Certificate of Designation or otherwise repurchased by the Corporation.
Section 3.     Dividends.
(a) From the Commencement Date, each share of Series X Preferred Stock outstanding shall accrue dividends, whether or not declared by the Board, on a daily basis, at a per annum rate of 5.75% (the “Coupon”) on the amount of the Stated Value per share of Series X Preferred Stock (“Preferred Dividends”); provided, that (x) for each of the Dividend Periods ended September 30, 2021, December 31, 2021, March 30, 2022 and June 30, 2022, the Coupon shall be a per annum rate of 6.50% and (y) for the Dividend Period ended September 30, 2022 and any Dividend Period thereafter, the Coupon shall be a per annum rate of 7.25%. Such Preferred Dividends shall be non-compounding and shall be payable quarterly in cash, out of funds legally available for the payment of dividends to the Corporation’s stockholders under the DGCL. If and to the extent that the Board determines that there are insufficient funds legally available for the payment of dividends to the Corporation’s stockholders under the DGCL and, as a result, it elects not to pay all or any portion of the Preferred Dividend payable for a particular Dividend Period pursuant to this Section 3(a) in cash on the applicable Dividend Payment Date, then the amount of the Preferred Dividend or any portion thereof that is not paid in cash shall accrue and the Liquidation Preference would be increased by the amount of any such accrued but unpaid dividends.
(b) The amount of Preferred Dividends payable on the Series X Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.
(c) Preferred Dividends payable on Series X Preferred Stock on any Dividend Payment Date and that are declared by the Board will be payable to Holders of record as of the close of business on the applicable record date, which shall be (i) the fifteenth (15th) calendar day preceding the applicable Dividend Payment Date, or, (ii) with respect to any Preferred Dividends not paid on the scheduled Dividend Payment Date therefor, such record date fixed by the Board (or a duly authorized committee of the Board) that is not more than sixty (60) nor less than ten (10) days prior to such date on which such accrued and unpaid Preferred Dividends are to be paid (each such record date, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.
(d) The quarterly dividend periods with respect to Preferred Dividends shall commence on and include January 1, April 1, July 1 and October 1 of each year, respectively (other than the initial Dividend Period, which shall commence on and include the Commencement Date for each share of Series X Preferred Stock), and shall end on and include the last calendar day of the quarterly dividend periods ending March 31, June 30, September 30 and December 31, respectively, preceding the next Dividend Payment Date (each, a “Dividend Period”).
(e) In addition to the Preferred Dividends, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of the Series X Preferred Stock (on an as-if-converted-to-Common-Stock basis) equal to and in the same form, and in the same manner, as dividends (other than dividends on shares of the Common Stock payable in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends payable in the form of Common Stock) are paid on shares of the Common Stock. Other than as set forth in this Section 3, no other dividends shall be paid on shares of Series X Preferred Stock, and the Corporation shall pay no dividends (other than dividends payable in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.

Certain personally identifiable information, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

(f) Notwithstanding anything to the contrary herein, (i) if any shares of Series X Preferred Stock are converted into Conversion Shares in accordance with this Certificate of Designation on a Conversion Date during the period after the last day of a Dividend Period and prior to the close of business on the corresponding Dividend Record Date for such Dividend Period and the Corporation has not paid the entire amount of the Preferred Dividends payable for such corresponding Dividend Period, then the amount of the Preferred Dividends with respect to such shares of Series X Preferred Stock shall be added to the Liquidation Preference for purposes of such conversion; and (ii) if any shares of Series X Preferred Stock are converted into Conversion Shares in accordance with this Certificate of Designation on a Conversion Date during the period after the close of business on any Dividend Record Date and prior to the close of business on the corresponding Dividend Payment Date, then the amount of the Preferred Dividends with respect to such shares of Series X Preferred Stock (the “Residual Payments”), at the Corporation’s option, shall either (x) be paid in cash on or prior to the date of such conversion or (y) if not paid in cash, be added to the Liquidation Preference for purposes of such conversion. For the avoidance of doubt, such accrued dividends described in the immediately preceding sentence shall include, without limitation, dividends accruing from, and including, the last day of the most recently preceding Dividend Period to, but not including, the applicable Conversion Date.
Section 4.     Voting Rights. Except as otherwise provided herein or as otherwise required by the DGCL, the Series X Preferred Stock shall have no voting rights. However, as long as any shares of Series X Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series X Preferred Stock, (i) (x) alter or change adversely the powers, preferences or rights given to the Series X Preferred Stock or (y) alter or amend this Certificate of Designation, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws of the Corporation, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series X Preferred Stock in a manner materially different than the effect on the Common Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise, (ii) issue further shares of Series X Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of Series X Preferred Stock, or (iii) enter into any agreement with respect to any of the foregoing.
Section 5. Rank; Liquidation.
(a)     The Series X Preferred Stock shall rank: (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series X Preferred Stock (“Junior Securities”); (iii) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series X Preferred Stock (“Parity Securities”); and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to any Series X Preferred Stock (“Senior Securities”), in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.
(b)     Subject to the prior and superior rights of the holders of any Senior Securities of the Corporation, upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each Holder of shares of Series X Preferred Stock shall be entitled to: (i) receive, in preference to any distributions of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, (x) any dividends accrued but unpaid on such shares, (y) any Residual Payments and (z) the Liquidation Preference with respect to such shares of Series X Preferred Stock, in each case, before any payments shall be made or any assets distributed to holders of any class of Common Stock or Junior Securities, and (ii) participate pari passu with the holders of Common

Certain personally identifiable information, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

Stock (on an as-converted basis) in the remaining distribution of the net assets of the Corporation available for distribution. If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to pay the Holders of shares of the Series X Preferred Stock the amount required under clause (i) of the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to holders of the shares of the Series X Preferred Stock and Parity Securities.
 Section 6. Conversion.
(a)     Conversions at Option of Holder. Subject to Section 6(d)(v), each share of Series X Preferred Stock shall be convertible, at any time and from time to time from and after the date such share is issued and subject to Section 6(d)(iii), at the option of the Holder thereof, into a number of shares of Common Stock equal to the Conversion Ratio. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Optional Conversion”), duly completed and executed. Other than a conversion following a Fundamental Transaction or following a notice provided for under Section 7(d)(ii) hereof, the Notice of Optional Conversion must specify at least a number of shares of Series X Preferred Stock to be converted equal to the lesser of (x) 1,000 shares (such number subject to appropriate adjustment following the occurrence of an event specified in Section 7(a) hereof) and (y) the number of shares of Series X Preferred Stock then held by the Holder. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the Notice of Optional Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The “Optional Conversion Date”, or the date on which a conversion shall be deemed effective, shall be defined as the Trading Day that the Notice of Optional Conversion, completed and executed, is sent by facsimile to, and received during regular business hours by, the Corporation; provided, that the original certificate(s) (if any) representing such shares of Series X Preferred Stock being converted, duly endorsed, and the accompanying Notice of Optional Conversion, are received by the Corporation within two (2) Trading Days thereafter. In all other cases, the Optional Conversion Date shall be defined as the Trading Day on which the original shares of Series X Preferred Stock being converted, duly endorsed, and the accompanying Notice of Optional Conversion, are received by the Corporation.
(b) Conversions at Option of the Corporation. If the Holders have not elected to convert all outstanding shares of Series X Preferred Stock pursuant to Section 6(a), each share of Series X Preferred Stock shall be convertible, at any time and from time to time from and after the date such share is issued, at the option of the Corporation, into a number of shares of Common Stock equal to the Conversion Ratio. To convert shares of Series X Preferred Stock into Conversion Shares pursuant to this Section 6(b), the Corporation shall give written notice (the “Notice of Forced Conversion”) to each Holder stating that the Corporation elects to force conversion of such shares of Series X Preferred Stock pursuant to this Section 6(b) and shall state therein (A) the number of shares of Series X Preferred Stock to be converted and (B) the number of shares of Common Stock to be received by the Holder. If the Corporation validly delivers a Notice of Forced Conversion in accordance with this Section 6(b), the Corporation shall issue the Conversion Shares as soon as reasonably practicable, but not later than ten (10) Business Days thereafter (the date of issuance of such shares, the “Forced Conversion Date,” and each Forced Conversion Date or Optional Conversion Date, a “Conversion Date”). Any partial conversion of the Series X Preferred Stock will be made on a pro rata basis based on the relative number of shares of Series X Preferred Stock held by each Holder.
(c)     Conversion Ratio. The “Conversion Ratio” for each share of Series X Preferred Stock shall be equal to the Liquidation Preference of each such share divided by the Conversion Price.

Certain personally identifiable information, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

(d)     Mechanics of Conversion.
(i) Optional Conversion. Not later than ten (10) Trading Days after the applicable Optional Conversion Date, or if the Holder requests the issuance of physical certificate(s), ten (10) Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Series X Preferred Stock being converted, duly endorsed, and the accompanying Notice of Optional Conversion, the Corporation shall (a) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series X Preferred Stock, or (b) in the case of a DWAC Delivery (if so requested by the Holder), electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system.
(ii) Forced Conversion. Upon a conversion at the option of the Corporation, each Holder shall promptly surrender to the Corporation the original certificate(s) (if any) representing such shares of Series X Preferred Stock being converted, duly endorsed.
(iii) Termination of Series X Preferred Stock Rights. Immediately prior to the close of business on the Optional Conversion Date or the Forced Conversion Date, as applicable, with respect to a conversion, a Holder shall be deemed to be the holder of record of Common Stock issuable upon conversion of such Holder’s shares of Series X Preferred Stock notwithstanding that the share register of the Corporation shall then be closed or that certificates or book-entry notations representing such Common Stock shall not then be actually delivered to such Holder. On the Optional Conversion Date or the Forced Conversion Date, as applicable, dividends shall cease to accrue on the shares of Series X Preferred Stock so converted and all other rights with respect to the shares of Series X Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except only the rights of Holders thereof to receive the number of whole, fully-paid and non-assessable shares of Common Stock into which such shares of Series X Preferred Stock have been converted.
(iv) Available Shares of Common Stock. Corporation covenants that at all times after receipt of stockholder approval to increase the Company’s shares of authorized Common Stock it will reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series X Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series X Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series X Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.
(v) Limitation on Conversion. In the event that any Holder elects to convert shares of Series X Preferred Stock into Conversion Shares pursuant to Section 6(a), the number of shares of Common Stock into which the shares of Series X Preferred Stock can then be converted upon such exercise pursuant this Certificate of Designation shall not exceed the maximum number of unissued and otherwise unreserved shares of Common Stock which the Corporation may issue under the Certificate of Incorporation at any given time.
(vi) Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series X Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price.

Certain personally identifiable information, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

(vii)     Transfer Taxes. The issuance of certificates for shares of the Common Stock upon conversion of the Series X Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series X Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.
Section 7.     Certain Adjustments.
(a)     Stock Dividends and Stock Splits. If the Corporation, at any time while this Series X Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series X Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.
(b)     Fundamental Transaction. If, at any time while this Series X Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person or any stock sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another Person (other than such a transaction in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (B) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which more than 50% of the Common Stock not held by the Corporation or such Person is exchanged for or converted into other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7(a) above) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series X Preferred Stock the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such subsequent conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Ratio in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are

Certain personally identifiable information, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series X Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(b) and insuring that this Series X Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least twenty (20) calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.
(c)     Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.
(d)     Notice to the Holders.
(i)     Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.
(ii)     Other Notices. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series X Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

Certain personally identifiable information, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

Section 8. Miscellaneous.
(a)     Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Optional Conversion, shall be in writing and delivered personally, by facsimile, via email, or sent by a nationally recognized overnight courier service, addressed to Heska Corporation, at 3760 Rocky Mountain Ave, Loveland, CO 80538, [***], [***], attention Legal Department, with a copy to (which shall not constitute notice) to: Gibson, Dunn & Crutcher LLP, 555 Mission Street, San Francisco, CA 94105-0921, Attn: Ryan Murr or such other facsimile number, email address, or mailing address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder, including any Notice of Forced Conversion, shall be in writing and delivered personally, by facsimile, email, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, email address or mailing address of such Holder appearing on the books of the Corporation, or if no such facsimile number, email address, or mailing address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of: (i) the date of transmission, if such notice or communication is delivered via facsimile or email prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile or email between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.
(b)     Lost or Mutilated Series X Preferred Stock Certificate. If a Holder’s Series X Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series X Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.
(c)     Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series X Preferred Stock granted hereunder may be waived as to all shares of Series X Preferred Stock (and the Holders thereof) upon the written consent of the Holders of not less than a majority of the shares of Series X Preferred Stock then outstanding, unless a higher percentage is required by the DGCL, in which case the written consent of the Holders of not less than such higher percentage shall be required.
 (d) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable

Certain personally identifiable information, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.
(e)     Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.
(f)     Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.
(g)     Status of Converted Series X Preferred Stock. If any shares of Series X Preferred Stock shall be converted or redeemed by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series X Preferred Stock.
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Certain personally identifiable information, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 30th day of March 30, 2020.

/s/ Catherine Grassman
Name:	Catherine Grassman
Title:	Executive Vice President, Chief Financial Officer

Certain personally identifiable information, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

ANNEX A
NOTICE OF CONVERSION
(TO BE EXECUTED BY THE REGISTERED HOLDER
IN ORDER TO CONVERT SHARES OF SERIES X PREFERRED STOCK)
The undersigned Holder hereby irrevocably elects to convert the number of shares of Series X Preferred Stock indicated below, represented by stock certificate No(s).____ (the “Preferred Stock Certificates”), into shares of Public Common Stock, par value $0.01 per share (the “Common Stock”), of Heska Corporation, a Delaware corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series X Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation with the Delaware Secretary of State on March 30, 2020.
Conversion calculations:

Date to Effect Conversion:

Number of shares of Series X Preferred Stock owned prior to Conversion:

Number of shares of Series X Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Address for delivery of physical certificates:
or

for DWAC Delivery:

DWAC Instructions:

Broker no:

Account no:

HOLDER

By:

Name:_______________________________

Title:________________________________

Date:________________________________